As filed with the Securities and Exchange Commission on October 11, 2019

Registration No. 333-217571

Registration No. 333-212768

Registration No. 333-195732

Registration No. 333-174280

Registration No. 333-171036

Registration No. 333-144963

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-217571

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-212768

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-195732

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-174280

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-171036

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-144963

UNDER

THE SECURITIES ACT OF 1933

MONOTYPE IMAGING HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	20-3289482
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Unicorn Park Drive

Woburn, Massachusetts 01801

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Monotype Imaging Holdings Inc. Third Amended and Restated 2007 Stock Option and Incentive Plan

Monotype Imaging Holdings Inc. 2010 Inducement Stock Plan

Monotype Imaging Holdings Inc. Second Amended and Restated 2007 Stock Option and Incentive Plan

Monotype Imaging Holdings Inc. Amended and Restated 2007 Stock Option and Incentive Plan

Monotype Imaging Holdings Inc. 2004 Stock Option and Grant Plan

Monotype Imaging Holdings Inc. 2007 Stock Option and Incentive Plan

(Full titles of the plans)

Scott E. Landers

Monotype Imaging Holdings Inc.

President and Chief Executive Officer

500 Unicorn Park Drive

Woburn, MA 01801

(781) 970-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Travis L. Nelson

Joshua M. Zachariah

Joseph K. Halloum

Kirkland & Ellis LLP

555 California Street

San Francisco, California 94104

(415) 439-1400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) of Monotype Imaging Holdings Inc., a Delaware corporation (the “Registrant”), previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (File No. 333-217571), filed with the SEC on May 1, 2017, registering 1,320,000 shares of common stock, par value $0.001 per share (“Common Stock”), of the Registrant pursuant to the Monotype Imaging Holdings Inc. Third Amended and Restated 2007 Stock Option and Incentive Plan;

•

Registration Statement on Form S-8 (File No. 333-212768), filed with the SEC on July 29, 2016, registering 1,000,000 shares of Common Stock pursuant to the Monotype Imaging Holdings Inc. 2010 Inducement Stock Plan;

•

Registration Statement on Form S-8 (File No. 333-195732), filed with the SEC on May 6, 2014, registering 3,000,000 shares of Common Stock pursuant to the Monotype Imaging Holdings Inc. Second Amended and Restated 2007 Stock Option and Incentive Plan;

•

Registration Statement on Form S-8 (File No. 333-174280), filed with the SEC on May 17, 2011, registering 2,000,000 shares of Common Stock pursuant to the Monotype Imaging Holdings Inc. Amended and Restated 2007 Stock Option and Incentive Plan;

•

Registration Statement on Form S-8 (File No. 333-171036), filed with the SEC on December 8, 2010, registering 700,000 shares of Common Stock pursuant to the Monotype Imaging Holdings Inc. 2010 Inducement Stock Plan; and

•

Registration Statement on Form S-8 (File No. 333-144963), filed with the SEC on July 30, 2007, registering (i) 2,389,604 shares of Common Stock pursuant to the Monotype Imaging Holdings Inc. 2004 Stock Option and Grant Plan and (ii) 4,383,560 shares of Common Stock pursuant to the Monotype Imaging Holdings Inc. 2007 Stock Option and Incentive Plan.

On October 11, 2019, pursuant to an Agreement and Plan of Merger, dated as of July 25, 2019 (the “Merger Agreement”), by and among the Registrant, Marvel Parent, LLC, a Delaware limited liability company (“Parent”), and Marvel Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of Parent. At the effective time of the Merger, each outstanding share of Common Stock (other than certain shares specified in the Merger Agreement) was converted into the right to receive $19.85 in cash, without interest and less any applicable withholding taxes.

In connection with the Merger and other transactions contemplated by the Merger Agreement, the Registrant is terminating the Registration Statements and all offerings of securities pursuant to the Registration Statements and deregistering the remaining shares of Common Stock registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the shares of Common Stock that had been registered for issuance that remain unsold at the termination of the offerings. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woburn, State of Massachusetts, on October 11, 2019.

MONOTYPE IMAGING HOLDINGS INC.

By:	/s/ Scott E. Landers
Scott E. Landers
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.